LOAN AGREEMENT


     Agreement entered into as of the 10th day of September, 1998 between Challenger Oil Service, PLC, ("Challenger") a corporation organized under the laws of England, and Chaparral Resources, Inc. ("CRI"), a Colorado corporation.

     WHEREAS, Challenger has entered into a drilling contract dated April 7, 1998 as amended by Amendment No. 1 dated as of September 10, 1998 ("Drilling Contract") with Karakuduk Munai, Inc. ("KKM") a joint stock company organized under the laws of the Republic of Kazakhstan whereby Challenger will drill certain wells for KKM in the Karakuduk Oil Field in Kazakhstan ("Karakuduk Field"); and

     WHEREAS, CRI has a fifty percent ( 50%) interest in KKM through its wholly owned subsidiary Central Asian Petroleum (Guernsey) Limited, ("CAP-G"); and

     WHEREAS, CRI has loaned Challenger three hundred thousand United States Dollars (US$300,000) on April 20, 1998 pursuant to a Promissory Note (the "April Note") on which there is accrued interest as of the date hereof of seven thousand six hundred and ninety five United States dollars (US$7,695), and one hundred thousand United States dollars (US$100,000) on July 15, 1998 pursuant to a Promissory Note (the "July Note") on which there is accrued interest as of the date hereof of one thousand and seventy three United States dollars (US$1,073) (the April Note and the July Note are hereinafter collectively referred to as the "Existing Loans" and

     WHEREAS, Challenger has requested that CRI loan Challenger an additional six hundred thousand United States dollars (US$600,000.00) ("New Loan") which will be consolidated and extended with the Existing Loans into a new loan in the amount of one million eight thousand seven hundred and sixty eight United States dollars (US$1,008,768.00) ("Loan Amount") to be evidenced by a Promissory Note for the combined Loan Amount to be dated as of the date hereof in the form of Exhibit A; and

     WHEREAS, CRI is willing to advance the Loan Amount on the terms and conditions set forth herein.

     NOW THEREFORE, the parties hereto hereby agree as follows:

1. Loan Amount

     CRI will loan Challenger the Loan Amount of one million eight thousand seven hundred and sixty eight United States dollars (US$1,008,768.00) for a term not to exceed twelve (12) months from the Repayment Commencement Date (the "Loan Term") at an annual interest rate equal to the three (3) month



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     London Interbank  Offered Rate ("LIBOR") in effect from time to time during the term of this Loan as published in the Wall Street Journal plus one percentage point ("Interest Rate").

2.   Use of Proceeds

2.1 Challenger has used the proceeds of the Existing Loans to ready the Challenger No. 23 as that term is used in the Drilling Contract dated April 7, 1998 for service in Kazakstan, and agrees to use the proceeds of the New Loan to ready the Drilling Unit as that term is defined in Amendment No.1 to the Drilling Contract dated September 10,1998, including without limitation, purchasing equipment and procuring necessary personnel and services.

2.2 As a condition precedent to CRI advancing the New Loan amount hereunder, Challenger agrees to provide CRI with either a signed copy of the agreement (with the economic terms redacted) between Challenger and Oil and Gas Exploration Company Cracow, Ltd. whereby Challenger has obtained the right to the use of the Drilling Unit, or alternatively, a letter from Oil and Gas Exploration Company Cracow, Ltd., in form and substance satisfactory to CRI and its counsel, acknowledging that the Drilling Unit is being leased to Challenger and will be taken to Kazakhstan for use by KKM pursuant to the Drilling Contract.

3.   Repayment Terms

3.1 The Parties agree that until the first payments are made by KKM for the Drilling Unit pursuant to the Drilling Contract, or sixty (60) days after the date that the Drilling Unit arrives on location at the Karakuduk Field, whichever shall first occur ("Repayment Commencement Date"), interest on the Loan shall accrue at the Interest Rate.

3.2 Beginning with the Repayment Commencement Date, and on the next eleven consecutive (11) monthly anniversaries thereof, Maker will pay to Payee, the amount of eighty four thousand and two United States dollars and seventy five cents (US$84,002.75) plus interest at the Interest Rate on the unpaid principal of the Loan Amount. Such interest payments shall be due and payable on or before the last day of each calendar quarter following the Repayment Commencement Date; provided, however that the last interest payment shall be made at the same time as the last principal payment of the Loan Amount.

3.3 Challenger agrees that effective as of the Repayment Commencement Date, and continuing until the Loan is repaid in full, it shall assign to an independent third party financial institution selected by CRI ("Fiscal Agent"), the right to receive all payments made or to be made by KKM under the Drilling Contract. CRI shall notify Challenger of the name of the Fiscal Agent by October 31, 1998, or the date on which the Drilling Unit is



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     rigged up and  ready to spud the  first  well in  Kazakstan,  whichever  is later. Upon receipt of such payments from KKM, the Fiscal Agent shall be instructed to immediately pay to CRI $84,002.75, plus the quarterly interest payment when due and any late fees, defaults or other charges permitted to be collected by CRI hereunder (which amount shall be provided to the Fiscal Agent by CRI not later than ten (10) days prior to the end of each calendar quarter. The Fiscal Agent shall also be instructed that any amounts received by the Fiscal Agent from KKM which are in excess of the foregoing, will be promptly paid to Challenger within three (3) days after their receipt by the Fiscal Agent.

4.   Default

4.1 The occurrence of any one or more of the following events with respect to Challenger shall constitute an event of default hereunder ("Event of Default"):

     (a) If Challenger shall fail to pay any amount when due hereunder, and such failure continues for five (5) days after either CRI or the Fiscal Agent gives written notice thereof to Challenger; provided, however, that KKM has made the payments that are otherwise due under the Drilling Contract.

     (b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Challenger shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

     (c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Challenger in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Challenger or substantially all of Challenger's properties, or (iii) orders the liquidation of Challenger, and in each case the order or decree is not dismissed within sixty (60) days.

4.2 Challenger shall notify CRI in writing within three (3) days after the occurrence of any Event of Default of which Challenger acquires knowledge.

4.3 Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by CRI), CRI may, at its option, (i) by written notice to Challenger, declare the entire unpaid principal balance of the Promissory Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, (ii) exercise any and all rights and remedies available to it under applicable


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     law, including,  without  limitation,  the right to collect from Challenger all sums due under this Note, and (iii) impose a rate of interest that is equal to the highest rate of interest permissible under applicable law upon any unpaid principal balance of the Promissory Note from the date of the occurrence of an Event of Default until such unpaid principal balance together with any accrued interest and other fees, costs and expenses are paid in full. Challenger shall pay all reasonable costs and expenses incurred by or on behalf of CRI in connection with CRI's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

5.   Representations and Warranties of Challenger

5.1 Challenger is a corporation that is duly organized, validly existing, and in good standing under the laws of England and has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2 Challenger has duly authorized and approved by all requisite action on its part the execution and delivery hereof, and the performance of its obligations hereunder.

5.3 Challenger has duly executed and delivered this Agreement and, assuming CRI has duly authorized, executed, and delivered this Agreement, this Agreement constitutes a legal, valid, and binding obligation of Challenger, enforceable against Challenger in accordance with its terms;

5.4 Challenger's execution, delivery, and performance of this Agreement do not and will not: (A) violate, conflict with, or result in the breach of any provision of Challenger's charter, by-laws, or similar organizational documents; or (B) violate or conflict with any law or governmental order, rule or regulation applicable to Challenger.

5.5 Challenger's execution, delivery, and performance of this Agreement do not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to, any governmental authority or any other person or entity, except for such consents, approvals, authorizations, and other orders of, actions by, filings with, and notifications to, any governmental authority or any other person: or entity
     (A) which have been duly obtained, taken, or made, and which are in full force and effect as of the date hereof; (B) the failure to obtain which would not prevent Challenger from performing its obligations hereunder; and
     (C) which may be necessary as a result of any facts or circumstances relating solely to CRI.

5.6 No action is pending or, to the best knowledge of Challenger after due inquiry, threatened, which could reasonably be expected to affect the legality, validity, or enforceability of this Agreement, or materially and adversely affect Challenger's ability to pay, perform, or observe its obligations hereunder.


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6.   Representations and Warranties of CRI

6.1 CRI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

6.2 CRI has duly authorized and approved by all requisite action on its part the execution and delivery hereof, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby; and

6.3 CRI has duly executed and delivered this Agreement and, assuming Purchaser has duly authorized, executed, and delivered this Agreement, this Agreement constitutes a legal, valid, and binding obligation of CRI, enforceable against CRI in accordance with its terms.

7.   Assignment

This Agreement may not be assigned by Challenger without the express written consent of CRI (which consent may be granted or withheld in CRI's sole discretion), and shall be binding upon the respective successors and assigns of each of the parties hereto.

8.   Notices

All notices authorized or required between the parties hereto shall be addressed and effective when delivered to such persons as designated below. Each party shall have the right to change its address at any time and/or designate that copies of all such Notices be directed to another person at another address, by giving notice thereof to all other parties.


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If to Challenger:

                  Challenger Oil Service, PLC
                  c/o Ogden & Maler
                  3100 S.  Gessner, Suite 600
                  Houston, TX 77063
                  Attention: George Tatanaki
                  Telephone: 713-974-4466
                  Fax: 713-974-3355

With a copy to:
                  Ogden & Maler
                  3100 S.  Gessner, Suite 600
                  Houston, TX 77063
                  Attention: Harold L.  Ogden
                  Telephone: 713-974-4466
                  Fax: 713-974-3355


If to Chaparral

                  Chaparral Resources, Inc.
                  2211 Norfolk, Suite 1150
                  Houston, TX 77098
                  Attention: Howard Karren
                  Telephone: (713) 807-7100
                  Fax: (713) 807-7561

With a copy to:

                  Alan D. Berlin, Esq.
                  Aitken Irvin Lewin Berlin Vrooman & Cohn, LLP
                  2 Gannett Drive
                  White Plains, NY 10604
                  Telephone: 914-694-5717
                  Fax: 914-694-1647

9.   Applicable Law and Dispute Resolution

9.1 This Agreement shall be governed by, construed, interpreted and enforced in accordance with the substantive laws of the State of Texas, to the exclusion of any conflicts of law rules which would refer the matter to the laws of another jurisdiction.

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9.2  Each party hereto hereby unconditionally and irrevocably:

     (A) submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas and any federal court of the United States of America, in either case, sitting in Harris County, Texas, and any appellate court therefrom, in any action based upon, resulting from, arising out of, or relating to this Loan Agreement, or in connection with the authorization, preparation, negotiation, execution, delivery, administration, performance, or enforcement hereof, or for the recognition or enforcement of any judgment resulting from any such action;

     (B) agrees that it will not commence any action except in any such court of the State of Texas;

     (C) waives, and agrees that it will not plead or make, any objection to the venue of any state or federal court of the State of Texas and agrees that it will not plead or make, any claim that any such action in any such state or federal court of the State of Texas has been brought in an improper or otherwise inconvenient forum;

     (D) agrees that it will not seek any punitive damages in any such action, and waives all rights to seek punitive damages; and

     (E) agrees that the summons and complaint or any other process in any such action may be served by mailing to any of the addresses set forth herein or by hand delivery to a person of suitable age and discretion at any such address, and that any such service shall be deemed to be complete on the date such process is so mailed or delivered and to have the same force and effect as personal service within the State of Texas.

10.  Miscellaneous

10.1 This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Loan Agreement for all purposes; provided no party shall be bound by the terms of this Agreement unless and until all parties have executed a counterpart.

10.2 This Loan Agreement is the entire agreement of the parties and supersedes all prior understandings and negotiations of the parties.

10.3 Except as otherwise provided herein or agreed in writing, each party shall pay its own costs and expenses in connection with this Loan Agreement and


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     the services provided hereunder.

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IN WITNESS  WHEREOF,  The Parties hereto have executed this Loan Agreement as of the date first above written.

                                           Challenger Oil Service, PLC


                                           By:
                                                    (Print name and title)


                                           Chaparral Resources, Inc.


                                           By:
                                                    (Print name and title)



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